Exhibit 11.1


SHARPER IMAGE CORPORATION
STATEMENTS RE: COMPUTATION OF EARNINGS PER SHARE

                                            Three Months Ended         Six Months Ended
                                                 July 31,                    July 31,
                                                 --------                    --------
Dollars in thousands, except                1998          1997         1998          1997
per share amounts                           ----          ----         ----          ----
Net loss                                $   (1,183)   $   (1,492)   $   (3,373)   $   (3,658)


Average shares of common stock
 outstanding during the period           8,525,826     8,273,103     8,444,787     8,270,073
                                        ==========    ==========    ==========    ==========

Basic Loss per Share                    $    (0.14)   $    (0.18)   $    (0.40)   $    (0.44)
                                        ==========    ==========    ==========    ==========

Average shares of common stock
 outstanding during the period           8,525,826     8,273,103     8,444,787     8,270,073

Add:
Incremental shares from assumed
  exercise of stock options - diluted            *             *             *             *
                                        ----------    ----------    ----------    ----------

                                         8,525,826     8,273,103     8,444,787     8,270,073
                                        ==========    ==========    ==========    ==========

Diluted Loss per Share                  $    (0.14)   $    (0.18)   $    (0.40)   $    (0.44)
                                        ==========    ==========    ==========    ==========


* Incremental shares from assumed exercise of stock options are antidilutive for diluted loss per share, and therefore are not presented.